Attorney Work Product

Privileged and Confidential

ASSET PURCHASE AGREEMENT

by and between AMERICAN SCIENTIFIC RESOURCES, INC.

And

NEWCO, INC.

Dated as of February 23, 2012

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into and binding as of the 23rd day of February, 2012 (this "Agreement"), by and among American Scientific Resources, Inc., a Nevada corporation ("Seller"), and American Scientific Resources, Inc., a Delaware corporation ("Purchaser").

RECITALS

WHEREAS, as of the date of this Agreement, Seller is the owner of certain assets, certain receivables and certain intellectual property of Seller, all of which are specifically set forth on Schedule A hereto (the “Assets”), which are utilized to manufacture and market consumer driven products in the healthcare/medical device industry.

WHEREAS, Seller desires to sell and to transfer to Purchaser, and Purchaser desires to purchase and accept from Seller, the Assets, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1           Definitions. The following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.

"Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. For the purposes of this definition, "control" means the ownership, directly or indirectly, of more than 50% of the voting shares or other voting equity interest of the relevant person, provided that a Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" shall have the meaning set forth in the first paragraph of this Agreement.

"Assets" shall have the meanings set forth in the Recitals hereto.

“Assumed Seller Liabilities” shall mean those liabilities of the Seller set forth on Schedule B hereto.

"Closing" shall have the meaning set forth in Section 2.3.

"Closing Date" shall have the meaning set forth in Section 2.3.

"Seller" shall have the meaning set forth in the recitals to this Agreement.

"Competing Business" means any business which directly markets products which compete with the Seller Products.

"Confidential Information" means information with respect to the terms of the transactions contemplated by this Agreement, and trade secrets, discoveries, ideas, concepts, know-how, techniques, designs, specifications, data, computer programs, pricing information, interpretations, financial statements, forecasts, reports, records, plans, studies, information regarding potential acquisitions or the target companies or assets, and other technical and business information of the disclosing party, and any Seller in which the disclosing party is contemplating an investment, joint venture, acquisition or business combination, whether in oral, written, graphic, electronic or other form as well as analyses, compilations, studies or other documents, whether or not prepared by the receiving party or its representatives, which contain or otherwise reflect such information. Notwithstanding the foregoing, the following information shall not be Confidential Information: information which has become generally available to the general public or industry other than as a result of a disclosure by the receiving party or its representatives.

"Damages" shall have the meaning set forth in Section 8.2(a).

"Deductible" shall have the meaning set forth in Section 8.2.

"Effective Time" means 11:59 p.m., New York City time, on the Closing Date.

"Encumbrance" means any lien, encumbrance, security interest, option right, adverse ownership interest, pledge, mortgage or similar third party rights or restrictions on transfer of title, except for any Encumbrances relating to limitations on the transfer or ownership of the Assets arising under applicable Laws, including securities Laws.

"Fundamental Reps" shall have the meaning set forth in Section 9.1.

"GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

"Governmental Entity" means any governmental or quasi-governmental, national, federal, state, municipal, local or multinational (including the European Union), judicial, court, legislative, regulatory or administrative authority, agency, bureau, department, tribunal, or commission or similar body or instrumentality thereof.

"Governmental Filings" shall have the meaning set forth in Section 4.6.

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"Intellectual Property" means:

a.           patents, trade marks, service marks, registered designs, applications and rights to apply for any of those rights, trade, business and Seller names, internet domain names and e-mail addresses, unregistered trade marks and service marks, copyrights, database rights, rights in software, knowhow, rights in designs and inventions;

b.           rights under licenses, consents, orders, common law, statutes or otherwise in relation to a right in paragraph (a);

c.           rights of the same or similar effect or nature as or to those in paragraphs (a) and (b) which now or in the future may subsist; and

d.           the right to sue for past infringements of any of the foregoing rights.

"Intellectual Property Rights" means all Intellectual Property owned or used by the Seller.

"Knowledge of Seller" (or similar phrases) means the actual knowledge of: Seller, in each case after reasonable inquiry of relevant senior officers of the Seller who are responsible for the management and operation of the Seller.

"Law" means any statute, law, code, judicial decision, judgment, rule, regulation, ordinance, order, decree, injunction or other pronouncement of any Governmental Entity having the effect of law.

"Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes.

"Material Adverse Effect" means any event or occurrence that, when taken individually or in the aggregate with all other events and occurrences, has a material adverse effect on the business, results of operations or financial condition of the Seller.

"Ordinary Course of Business" means, with respect to the Seller, the ordinary course of commercial operations customarily engaged in by the Seller, consistent with past practices.

"Permitted Encumbrances" means ,Factor and hedge fund liens will be removed.

"Person" means an association, a corporation, an individual, a partnership, a limited liability Seller, an unlimited liability Seller, a trust or any other entity or organization, including a Governmental Entity.

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“Purchase Price” means the aggregate of: (i) assumption of the Assumed Liabilities plus (ii) $50,000 cash to be advanced at Closing against the first $50,000 in royalties due underplus (iii) a royalty for up to five years from the date of execution of the Agreement equal to five percent (5%) of the net revenue less returns less direct costs and joint marketing money up to a maximum of $4 million,. Royalty payments will be remitted on the 15th day of each month seventy-five days in arrears for the calendar month ended Additionally, if within five years from the date of this Agreement either (a) all of the issued and outstanding shares of Common Stock of Purchaser are sold to a third party, or (b) all or substantially all of the assets of Purchaser are sold to a third party, then Purchaser shall pay to Seller the sum of $4 million (in the same form of consideration as received by Purchaser and when paid to Purchaser on a pro rata basis based upon the percentage equal to $4 million divided by the total purchase price being paid) less any amounts already paid by Purchaser to Seller as a part of the Purchase Price formula set forth in this paragraph.

"Purchaser" shall have the meaning set forth in the first paragraph of this Agreement.

"Seller" shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Products” shall mean those healthcare/medical device products which are currently being marketed and sold by the Seller or those which are developed and marketed and sold in the future by the Seller.

"Taxes" shall have the meaning set forth in Section 3.11.

"Tax Returns" shall have the meaning set forth in Section 3.11.

"Third Party Claim" shall have the meaning set forth in Section 8.2(c).

Article II

PURCHASE AND SALE OF ASSETS

Section 2.1           Purchase and Sale of Assets. Upon the terms set forth herein, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, the Assets free and clear of any Encumbrances, except the Permitted Encumbrances, in consideration of payment of the Purchase Price.

Section 2.2           Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place out of an escrow closing to be held by Jolie Kahn, Esq.. The Closing shall take place on February 23, 2012 at 3:00EST at Presidential Place, 800 South Ocean Drive, Boca Raton, Florida or such other date and time as mutually agreed to by Seller and Purchaser but no later than March 31, 2012 (the "Closing Date”). Seller and Purchaser agree that the Closing shall be effective as of the Effective Time.

Section 2.3           Closing Deliveries.

(a)          At Closing, Seller shall deliver, or cause to be delivered:

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(i)          to Purchaser, full warranty bills of sale and documents of assignment for transfer of all of the Assets;

(ii)         written evidence of consent, as required as obtained by Seller, from any third parties prior to or in connection with the consummation of the transactions contemplated by this Agreement;

(iii)        the written release of all Encumbrances (if any), other than Permitted Encumbrances, relating to the assets and properties of the Seller, executed by the holder of or parties to each such Encumbrance, in form and substance satisfactory to Purchaser;

(iv)        the certificate referred to in Section 7.1;

(v)         certified true copies of resolutions of the board of directors or similar governing body of the Seller, authorizing and approving this Agreement and the transactions contemplated hereby; and

(vi)        such other documents as may be reasonably required to transfer good title to the Assets and to enable Purchaser to become the registered holder thereof; and

(b)          At Closing, Purchaser shall deliver, or cause to be delivered, to Seller:

(i)          Assignment by the Seller and assumption by the Purchaser of the Assumed Seller Liabilities;

(ii)         a true and complete copy, certified by the Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the agreements related thereto and the consummation of the transactions contemplated hereby and thereby; and

(iii)        the certificate referred to in Section 7.2.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to the Purchaser as follows. Notwithstanding anything to the contrary contained herein, disclosure of items in the Seller SEC Reports (as defined below) shall be deemed to be disclosure of such items for all purposes under this Agreement, including, without limitation, for all applicable representations and warranties of Seller:

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Section 3.1           Corporate Status.

(a)          Seller has all requisite power and authority to enter into this Agreement and to perform his obligations hereunder.

(b)          The Seller (i) is duly incorporated, organized, validly existing and in good standing as a corporation in the State of Nevada, (ii) has all requisite power and authority required to own, operate or lease the properties and assets now owned, operated or leased by it as of the date of this Agreement and to carry on its business as it is being conducted as of the date of this Agreement; and (iii) the Seller is duly licensed or qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so licensed or qualified.

Section 3.2           Authorization. The execution and delivery by Seller of this Agreement and the agreements related hereto to which Seller is a party, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by Seller. Each of this Agreement and the agreements related hereto to which Seller is a party has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement and the agreements related hereto to which Seller is a party constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 3.3           Ownership of the Assets. Seller is the owner of the Assets and holds valid title to the Assets, free and clear of any Encumbrances except for the Permitted Encumbrances.

Section 3.4           No Conflict. The execution, delivery and performance by Seller of this Agreement and the agreements related hereto to which Seller is a party and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation or breach of any provision of any Law or judgment, order, writ, injunction or decree of any court or other Governmental Entity to which Seller or the Seller is subject, (ii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Seller is a party or by which Seller or the Seller is bound or to which any of their respective properties and assets are subject or any permit, license or other authorization affecting the properties, assets or business of the Seller, (iii) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Seller or the Seller, or (iv) result in the creation or imposition of any Encumbrance on any properties or assets of the Seller.

Section 3.5           Governmental Filings. No filing or registration with, notification to, or authorization, consent, permit, waiver or approval of, any Governmental Entity (collectively, "Governmental Filings") is required in connection with the execution, delivery and performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

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Section 3.6           Books and Records. The books of account and other financial records of the Seller, all of which have been made available to Purchaser, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and, where applicable, GAAP. The minute books of the Seller, all of which have been made available to Purchaser, contain accurate and complete records of all meetings held of, and action taken by, the shareholders and the board of directors or similar governing bodies of the Seller, and no meeting of any such shareholders or governing body has been held for which minutes are not contained in such minute books.

Section 3.7           Absence of Material Adverse Effect; Ordinary Course of Business; Material Transactions. Except as set forth in the Seller’s required reports, schedules and forms with the Securities and Exchange Commission (collectively, and in each case including all amendments, exhibits and schedules thereto and documents incorporated by reference therein, the “SEC Reports”), there has not been with respect to the Seller or its properties or assets:

(a)          any adverse change in the business, condition, financial or otherwise, or operations of the Seller or the condition of the Seller’s properties or assets, and, to the Knowledge of Seller, no such change will arise from the consummation of the transactions contemplated by this Agreement;

(b)          any declaration, setting aside or payment of any dividend or any distribution (in cash or in kind) to any Person or entity with respect to any securities of the Seller;

(c)          any transaction entered into or carried out by the Seller other than in the Ordinary Course of Business;

(d)          any material modification or termination of, or the occurrence of an event that could reasonably give rise to any material modification or termination of, any material oral or written contract or agreement of the Seller or any material term thereof or any Governmental Entity license, permit or other authorization;

(e)          any change in any method of accounting or accounting policies of the Seller, or any write-down in the accounts receivable of the Seller other than in the Ordinary Course of Business; or

(f)          any binding commitment or agreement by Seller or the Seller to do any of the foregoing.

Section 3.8           Affiliate Transactions. No director, manager, officer, employee, shareholder or Affiliate of the Seller or any individual related by blood, marriage or adoption to any such individual or any entity in which any such individual or entity owns any beneficial interest is a party to any agreement, contract, commitment or other form of transaction or arrangement with the Seller, written or oral, or has any interest in any of the Seller's assets or properties, except as set forth in the SEC Reports.

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Section 3.9           Pending Litigation.

(a)          There are no actions, proceedings or investigations pending against Seller before any Governmental Entity or threatened in writing against Seller which would reasonably be expected to restrict Seller's ability to perform its obligations under the Agreement or consummate the transactions contemplated hereby.

(b)          Except as set forth in the SEC reports, there is no, and since January 1, 2008 there has not been, any suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), Governmental Entity or grand jury investigation, or other action (any of the foregoing, "Action") pending or, to the Knowledge of Seller, threatened and, to the Knowledge of Seller, there have been no incidents, actions or omissions that can reasonably be expected to result in the commencement of any such suit, claim, litigation, proceeding, investigation or other action, against the Seller or involving its business, assets or properties, or, in connection with the Seller's business, any Seller shareholder or representative, including without limitation any Action challenging, enjoining or preventing this Agreement or any agreement related hereto or the consummation of the transactions contemplated hereby or thereby.

Section 3.10         Permits; Compliance with Law.

(a)          The Seller, its directors and its employees have all governmental authorizations, consents, licenses, permits (whether temporary or otherwise), approvals, orders, waivers, registrations and other rights necessary, and have provided all notices required, for the conduct of its business as it is being conducted as of the date of this Agreement, and all of such authorizations, consents, licenses, permits, approvals, orders, waivers, registrations, rights and notices are in full force and effect. The Seller is not in default or violation under any such authorizations, consents, licenses, permits, approvals, orders, waivers, registrations and rights and notices.

(b)          The Seller is and has been at all times in compliance in all material respects with all applicable Law. The Seller has not received any notice alleging such default, breach or violation. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby does or will constitute or result in any such breach, default or violation by the Seller.

Section 3.11         Tax.

(a)          The Seller has timely filed all Tax Returns required by Law, taking into account any extension of time to file granted to or obtained on behalf of the Seller. All such Tax Returns filed by or with respect to the Seller are true, correct and complete and were prepared in compliance with all applicable Law. The Seller has paid (or caused to be paid on its behalf) all Taxes due and owing, whether or not shown on its Tax Returns. The Seller has not filed any Tax Return that is, or would be, subject to penalties for underpayment of tax, understatement of income, negligence or disregard of rules, valuation misstatements or other tax shelter transaction.

(b)          The Seller is currently not a beneficiary of any extension of time within which to file any Tax Return. The Seller has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor is any such waiver or extension pending.

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(c)          No Governmental Entity is asserting, or has asserted in the last six (6) years as of the Closing any deficiency or claim for any amount of additional Taxes against the Seller.

(d)          Within the last six (6) years, no claim has ever been made by any Governmental Entity in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation in that jurisdiction except in the State of New York which a settlement had been reached.

(e)          The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(f)          No federal, state, local or foreign audits, administrative, court or other proceedings is pending as of the Closing with regard to any Taxes or Tax Returns of the Seller.

(g)          For the purposes of this Agreement:

(i)          "Taxes" shall mean any and all taxes, charges, regulated by law and imposed by any Governmental Entity or taxing authority, fees, levies, interest or other assessments, or impositions of any kind payable to the relevant Governmental Entity, including all interest and penalties thereon, and additions to tax or additional amounts attributable to, imposed upon, or with respect to such tax, charges, custom duties, social security payments, duties regulated by public law and imposed by any Governmental Entity, fees, levies, interest, assessments or impositions, as transferee or successor, by contract or otherwise. The term "Income Tax" means any tax measured by net income or gross income.

(ii)         "Tax Returns" shall mean any report, return, document, declaration, report, claim for refund, information return or statement, or other filing relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.12         Brokers' Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Seller or any of its Affiliates.

Section 3.13         Title and Condition to Assets. The Seller has good and indefeasible fee title to, or a valid leasehold interest in, all of its tangible assets, free and clear of all Encumbrances except for Permitted Encumbrances. Immediately following the Closing, the Seller shall continue to be vested with good and indefeasible title to, or a valid leasehold interest in, the Seller’s assets.

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Section 3.14         Material Contracts.

(a)          Except as set forth in the SEC Reports, the Seller is not a party to or otherwise obligated under or has made (and under which any party thereto still has remaining rights or obligations) any of the following, whether written or oral:

(i)          promissory notes, loans, agreements, indentures, evidences of Indebtedness or other instruments relating to the lending of money, whether as borrower, lender or guarantor, in excess of $10,000;

(ii)         license agreements, consulting services agreements with customers or software support agreements that either provide for payments in excess of $1,000 or cannot be terminated in one (1) year or less at no cost;

(iii)        lease and leasing agreements which provide for annual payments in excess of $15,000;

(iv)        agreements with suppliers, clients and customers either with a remaining term of more than one year or an annual contract value of more than $25,000;

(v)         consignment, distributorship and agency agreements;

(vi)        guarantees and sureties granted with respect to any obligation of third parties (including Seller and its Affiliates);

(vii)       services, joint venture and cooperation agreements;

(viii)      agreements concerning confidentiality or non-competition;

(ix)         agreements or commitments (other than those types covered above by subsection (a) through (h)) in excess of $35,000 or which cannot be terminated on three (3) months' notice or less at no cost;

(x)          any and all outstanding bids, proposals or other offers to customers which individually have values in excess of $25,000;

(xi)         any contract or commitment not made in the Ordinary Course of Business; and

(xii)        any other agreement that is material to the Seller's business, operations or prospects.

(b)          With respect to each contract referenced in this Section 3.14:

(i)          the contract is legal, valid, binding, enforceable and in full force and effect;

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(ii)         the Seller and, to the Seller’s Knowledge, the other parties to the contract have performed, in all material respects, all of their material respective obligations required to be performed under the contract; and

(iii)        the contract is not under negotiation (nor has written demand for any renegotiation been made) and no party has repudiated any portion of the contract.

Section 3.15         Intellectual Property.

(a)          To the Knowledge of Seller, each of the Intellectual Property Rights used by the Seller is:

(i)          valid and enforceable and nothing has been done or omitted to be done by which it may cease to be valid and enforceable;

(ii)         legally and beneficially owned by, or licensed to, the Seller; and

(iii)        not the subject of a claim or opposition from a Person (including, without limitation, an employee of the Seller) as to title, validity, enforceability, entitlement or otherwise.

(b)          To the Knowledge of Seller, the Seller owns or possesses all of the Intellectual Property Rights necessary for the conduct of its business as currently conducted, and such Intellectual Property Rights and conduct are not in conflict with, or infringement of, the rights of others.

(c)          The Seller has not granted or is obliged to grant a license, assignment, consent, undertaking, security interest or other right in respect of any of the Intellectual Property Rights owned by the Seller.

(d)          The Seller does not use or operate its business under a name other than its corporate name.

Section 3.16         Insurance. The Seller maintains insurance with reputable insurance companies in at least such amounts and against at least such risks as usually insured against by companies engaged in the same or similar business. There are no pending claims existing under any existing insurance policies of the Seller.

Section 3.17         Disclosure of all Material Matters. None of this Agreement, any of the schedules, attachments or exhibits hereto, or any agreements or other documentation contemplated hereby contain any untrue statement of material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact that has not been disclosed to Purchaser of which Seller has Knowledge which has had or could reasonably be anticipated to have a Material Adverse Effect.

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Article IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that the statements contained in this Article IV are true, correct and complete as of the date hereof, and will be true, correct and complete as of the Closing Date.

Section 4.1           Corporate Status. Purchaser is duly organized as a corporation under the Law of Delaware and validly existing under the Laws of its governing jurisdiction and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

Section 4.2           Authorization. The execution and delivery of this Agreement and the agreements related hereto by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by Purchaser and no other proceedings of Purchaser are necessary to authorize this Agreement or the agreements related hereto or to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the agreements related hereto has been duly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Seller) this Agreement and the agreements related hereto constitute a valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 4.3           No Conflict. The execution and delivery of this Agreement and the agreements related hereto by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby will not (i) violate any applicable Law to which Purchaser is subject, (ii) conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate or cancel any contract or agreement by which Purchaser is bound or (iii) violate the organizational documents of Purchaser other than, in the case of clauses (i) and (ii) above, any such violations, conflicts, breaches, defaults, accelerations or rights that would not materially impair or delay Purchaser's ability to perform its obligations under this Agreement or the agreements related hereto or consummate the transactions contemplated hereby or thereby.

Section 4.4           Government Filings. No Governmental Filings are required in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except such Governmental Filings, the failure of such Governmental Filings to be made or obtained would not materially impair or delay Purchaser's ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 4.5           Brokers' Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission from Seller or the Seller in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

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Article V

COVENANTS

Section 5.1           Publicity. Purchaser and Seller agree that no public release or announcement concerning the terms of the transactions contemplated hereby shall be issued by any party without the prior written consent of Purchaser, Seller and the Seller, except as a party has determined may be required by Law, legal process or the rules and regulations of any stock exchange upon which the securities of a party or one of its Affiliates are listed, or as may be required or requested by any Governmental Entity.

Section 5.2           Confidentiality. From and after the Closing, Seller will treat and hold as confidential all of the Confidential Information of the Seller and its business, refrain from using any of the Confidential Information of the Seller and its business, and deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information of the Seller and its business which are in its possession. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of the Seller and its business, Seller will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 5.2. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information of the Seller and its business to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information of the Seller and its business, as the case may be, to the tribunal; provided, however, that Seller shall use its reasonable best efforts to obtain, at the reasonable request of Purchaser and at the sole expense of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information of the Seller and its business, as the case may be, required to be disclosed as Purchaser shall designate.

Section 5.3           Non-Competition. For a period starting as of the Closing and ending on the second (2nd) anniversary of such date, without the prior written consent of Purchaser, Seller and its subsidiaries, officers, directors and affiliates shall not invest in, own, manage, operate or control any Competing Business; provided, however, that the foregoing shall not restrict Seller or any of its subsidiaries from (i) acquiring in the aggregate up to 10% of the outstanding capital stock of any publicly traded company or (ii) acquiring, merging with, or entering into a collaboration or joint venture with a diversified business engaged in part (such part not to be more than 25% of the aggregate revenues or net income of such business) in a Competing Business. Notwithstanding the foregoing, Seller may sell its remaining Disintegrator inventory and retain all proceeds therefrom.

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Article VI

CONDITIONS TO CLOSING

Section 6.1           Conditions Precedent to Obligations of Purchaser. Purchaser’s obligation to effect the Closing and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser in writing, in whole or in part):

(a)          All representations and warranties made by Seller in this Agreement shall be true and correct on and as of the Closing Date as if made at and as of the Closing Date, except that any such representation made as of a specific date (other than the date hereof) shall only need to have been true on and as of such date;

(b)          The covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with;

(c)          There shall not be threatened, instituted or pending any action or proceeding, before any court or Governmental Entity, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Purchaser of the Assets, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement, or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

(d)          The Seller shall have not suffered a Material Adverse Effect;

(e)          Representatives of Purchaser shall have completed the due diligence review of the operations, condition (financial and other), prospects, assets and liabilities of, and other matters related to, the Seller and its business to Purchaser’s satisfaction;

(f)          All consents and approvals contemplated in Section 2.4(a)(iv) shall have been obtained;

(g)          Seller shall have delivered to Buyer all of the deliverables described in Section 2.4(a); and

(h)          Seller shall have executed and delivered to Purchaser a certificate of an appropriate officer of Seller dated the Closing Date, stating that the conditions set forth in Section 6.1(a) and Section 6.1(b) have been satisfied.

Section 6.2           Conditions Precedent to Obligations of Seller. Seller’s obligation to effect the Closing and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in writing, in whole or in part):

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(a)          All representations and warranties made by Purchaser in this Agreement shall be true and correct on and as of the Closing Date as if made at and as of the Closing Date, except that any such representation made as of a specific date (other than the date hereof) shall only need to have been true on and as of such date;

(b)          The covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with;

(c)          There shall not be threatened, instituted or pending any action or proceeding, before any court or Governmental Entity, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Purchaser of the Assets, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement, or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

(d)          Representatives of Seller shall have completed the due diligence review of the operations, condition (financial and other), prospects, assets and liabilities of, and other matters related to, the Purchaser and its business to Seller’s satisfaction;

(e)          Purchaser shall have delivered to Seller all of the deliverables described in Section 2.4(b); and

(f)          Purchaser shall have executed and delivered to Seller a certificate of an appropriate officer of Purchaser dated the Closing Date, stating that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Article VII

Termination

Section 7.1           Termination of Agreement. The parties may terminate this Agreement as provided below:

(a)          Purchaser and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)          By Seller in writing, without liability, if Purchaser shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after Seller has notified Purchaser of its intent to terminate this Agreement pursuant to this subparagraph (b);

(c)          By Purchaser in writing, without liability, if either Seller or the Seller shall (i) fail to perform in any material respect their agreements contained herein required to be performed by them on or prior to the Closing Date, or (ii) materially breach any of their representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after Purchaser has notified Seller and the Shareholders of its intent to terminate this Agreement pursuant to this subparagraph (c);

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Section 7.2           Effect of Termination. If any party terminates this Agreement pursuant to this Article VII, all rights and obligations of the parties hereunder shall terminate, except for the obligations under Section 7.2 and Sections 8.4 through 8.14; provided, that termination pursuant to subparagraphs (b) or (c) of Section 7.1 hereof shall not relieve a defaulting or breaching party from any liability to the other party hereto.

Article VIII

MISCELLANEOUS

Section 8.1           Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive the Closing until the three year anniversary of the date hereof.

Section 8.2           Indemnification.

Seller's Agreement to Indemnify. Subject to Section 8.1, upon the terms and subject to conditions of this Section 8.2, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser, its Affiliates, the Seller and their respective officers, directors, shareholders and successors and assigns from and against any and all losses, damages, demands, claims, actions or causes of action, assessments, awards, penalties, fines, costs, expenses and liabilities (including reasonable attorneys' fees and expenses but excluding punitive or exemplary damages, except in the case of fraud or to the extent actually awarded to a Governmental Entity or other third party) (collectively, "Damages") incurred or to be incurred by any of them to the extent resulting from or arising out of:

(i)          any breach by Seller of any representation or warranty contained in this Agreement, the schedules hereto, or other certificate or document delivered by Seller pursuant to this Agreement;

(ii)         any breach by Seller of any covenant, agreement or obligation contained in this Agreement or other document delivered by Seller pursuant to this Agreement;

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(iii)        all and any Taxes affecting, and to be borne by, the Seller for the time up to (and including) the Closing Date if and to the extent the specific Tax in question has not been paid on or prior to the date hereof, or has not been provided for in the annual accounts, or has not been fully disclosed by Seller to Purchaser. Such indemnity or hold-harmless shall apply irrespective and regardless of whether or not on the Closing Date the Seller had knowledge or should have had knowledge of such obligation to pay Taxes. For the avoidance of doubt, it is the intention of the parties that, in the case of any such Taxes for any period in which the determination of the amount of such Taxes due for such period does not coincide with or end on the Closing Date, the amount of such Taxes deemed a liability of the Seller for the time up to (and including) the Closing Date shall be determined as if a separate Tax Return was due for a period ending on the Closing Date and the amount of such Taxes due on that separate Tax Return is determined based on actual events occurring up through and including the Closing Date. In the event that any Taxes are assessed once annually, for example, property taxes, then in lieu of the rules for proration in the previous sentence, if such Tax is not yet been paid for the annual period that includes the Closing Date, then liability of the Seller for such Tax under this section shall be equal to the amount of such Tax times a ratio of the days in such period before and including the Closing date divided by 365.

(b)          Purchaser's Agreement to Indemnify. Subject to Section 8.1, upon the terms and subject to conditions of this Section 8.2, from and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller, its Affiliates, and their respective officers, directors and successors and assigns from and against any and all Damages incurred or to be incurred by any of them to the extent resulting from or arising out of

(i)          any breach by Purchaser of any representation or warranty contained in this Agreement or other certificate or document delivered by Purchaser pursuant to this Agreement; and

(ii)         any breach by Purchaser of any covenant, agreement or obligation contained in this Agreement.

(c)          Third-Party Claims. The obligations and liabilities of Seller and Purchaser with respect to any claims made by an indemnified party which arise or result from claims for Damages made by third parties or for which liability may be asserted by any third party including any Governmental Entity (a "Third-Party Claim"), shall be subject to the following terms and conditions:

(i)          The indemnified parties shall give the indemnifying party prompt written notice of any such Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been prejudiced as a result of such failure and provided that the indemnifying party shall not be responsible for any costs or expenses incurred prior to the giving of such notice or that arise as a result of such failure to give notice. The indemnifying party shall have the right to undertake the defense of any Third Party Claim by counsel reasonably satisfactory to the indemnified parties at the indemnifying party's sole expense; provided, that if the indemnifying party assumes such defense the indemnifying party shall control such defense and any contacts with third parties with respect to such Third Party Claim, however, the indemnified parties shall have the right to participate in the defense thereof and to employ counsel, at their own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense and all parties shall be afforded access to all information pertinent to the defense; provided, further, that the reasonable fees and expenses of one counsel to the indemnified parties will be indemnifiable hereunder if, in the reasonable view of counsel to the indemnified party, (x) a conflict of interest exists between the indemnifying party and the indemnified parties or (y) there may be legal defenses available to the indemnified parties which are different from or additional to those available to the indemnifying party; and

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(ii)         Notwithstanding any provision in this Section 8.2(c) to the contrary, without the prior written consent of the indemnified parties (which consent shall not be unreasonably conditioned, withheld or delayed), the indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim or consent to the entry of any judgment with respect thereto. In addition, if notice of a Third Party Claim has not been provided, or if notice has been provided and the indemnifying party shall have assumed the defense of the Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim or consent to the entry of any judgment with respect thereto, without the prior written consent of the indemnifying party (which consent shall not be unreasonably conditioned, withheld or delayed), and the indemnifying party will not be subject to any liability for any such admission, settlement, compromise, discharge or consent to judgment made by an indemnified party without such prior written consent of the indemnifying party.

(d)          Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 8.2(a) or (iv) hereof that does not involve a Third-Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall, as promptly as practicable after discovery of such claim, deliver written notice of such claim to the indemnifying party. The failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 8.2(a) or (iv) hereof, except to the extent that the indemnifying party shall have been materially prejudiced by such failure.

(e)          Limitations; Sole Remedy, etc.

(i)          Notwithstanding any provision in this Agreement to the contrary, the obligation of any indemnifying party to indemnify an indemnified party pursuant to this Section 8.2 shall be limited to claims which an indemnified party has given the indemnifying party written notice pursuant to Section 8.2(c) or 8.2(d), as applicable, setting forth therein in reasonable detail the basis for such claim.

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(ii)         Notwithstanding anything to the contrary contained in this Agreement: (a) an indemnifying party shall not be liable for any claim for indemnification unless and until the aggregate amount of indemnifiable Damages which may be recovered from the indemnifying party (taking into account clause (i) hereof) equals or exceeds a one-time deductible amount of $25,000 (the "Deductible"), in which case the indemnified party entitled to such indemnification shall be entitled to recover all such Damages to which such indemnified party is entitled in excess of the Damages constituting the Deductible, and (b) in no event shall the aggregate amount of all claims for which Seller or Purchaser is liable pursuant to Section 8.2(a) or Section 8.2(a)(iv), as applicable, exceed an amount equal to the Purchase Price; except in each case with respect to (i) Damages arising from fraud, willful misconduct or intentional breach of covenants or other agreements herein by Purchaser or Seller, as applicable, or (ii) a breach of a Fundamental Rep by Seller or by Purchaser.

(iii)        Each of Seller and Purchaser acknowledges and agrees that its sole and exclusive remedy (other than for fraud or intentional misconduct) following the Closing with respect to any and all claims (whether Third-Party Claims or otherwise) relating to the subject matter of this Agreement shall be pursuant to the provisions set forth in this Section 8.2; provided, however, that nothing contained herein shall prevent (A) an indemnified party from pursuing remedies as may be available to such party under applicable Law in the event of an indemnifying party's failure to comply with its indemnification obligations hereunder or (B) any party from pursuing a claim for specific performance pursuant to Section 8.15 hereof.

(iv)        Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(v)          Any indemnity payment made hereunder shall be treated by the parties as an adjustment to the Purchase Price. Any indemnification obligation under this Agreement shall be net of any tax benefits realized by the indemnified parties or its Affiliates, and any insurance or indemnity, contribution or similar amount received by the indemnified party or its Affiliates from any third party with respect thereto. To the extent that any indemnity is not treated as a Purchase Price adjustment and is subject to tax, such payment shall be increased so that on an after-tax basis, the payment shall equal the amount of the indemnity provided in Section 8.2. To the extent that Seller owes an indemnity payment hereunder to Purchaser, Purchaser may set off such payment against any royalty payments due by it Seller as part of the Purchase Price.

(vi)        For purposes of determining the amount of any Damages under this Section 8.2 (but not for purposes of determining whether a breach of any representation or warranty has occurred) each of the representations and warranties that contains any "Material Adverse Effect," "in all material respects," or other materiality (or correlative meaning) qualification shall be deemed to have been given as though there were no such qualification.

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Section 8.3           Choice of Law and Binding Effect. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF FLORIDA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF FLORIDA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. EACH PARTY HERETO AGREES AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY COURT SITTING IN FLORIDA, FLORIDA AND ANY UNITED STATES DISTRICT COURT IN THE SOUTHERN DISTRICT OF FLORIDA (IF FEDERAL JURISDICTION EXISTS), AND ANY APPLICABLE APPELLATE COURTS, WITH RESPECT TO ALL MATTERS RELATING TO THIS AGREEMENT AND TO THE TRANSACTIONS CONTEMPLATED HEREBY, WAIVES ALL OBJECTIONS BASED ON LACK OF VENUE AND FORUM NON CONVENIENS, AND IRREVOCABLY CONSENTS TO THE PERSONAL JURISDICTION OF ALL SUCH COURTS. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by both Purchaser and Seller and, subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

Section 8.4           Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. .

Section 8.5           Notices. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given when delivered, if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid and when received if delivered otherwise, to the party to whom it is directed:

If to Seller, to:

American Scientific Resources, Inc. of Nevada

1112 Weston Road, Unit 278

Weston, Florida 33326

Fax:866.471.3819

Attention: Robert Faber

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If to Purchaser, to:

American Scientific Resources, Inc. of Delaware

2234 North Federal Highway, Suite 481

Boca Raton, Florida 33431

Section 8.6           Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 8.7           Fees and Expenses. Except as otherwise provided herein, Seller shall pay all cost and expenses of Seller associated with the negotiation, preparation and execution of this Agreement, and consummation of the transactions contemplated hereby. Purchaser shall pay all costs and expenses incurred on its behalf in connection with the negotiation, preparation and execution of this Agreement, and consummation of the transactions contemplated hereby.

Section 8.8           Entire Agreement. This Agreement (including the Exhibits and schedules hereto) and the agreements related hereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter; provided, however, this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and this Agreement.

Section 8.9           Waiver and Amendment. This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by Seller and Purchaser. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.10         Counterparts; Language; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties notwithstanding the fact that all of the parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures or electronic .pdf copies shall be deemed originals.

Section 8.11         Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder, it being understood that the foregoing shall not limit the right of any indemnified party to bring claims for indemnification under Section 8.2 in respect of Damages.

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Section 8.12         Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

Section 8.13         Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 8.14         Further Assurance. Seller and Purchaser shall and shall procure that their respective Affiliates shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of, and give effect to, the transactions contemplated by, this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

AMERICAN SCIENTIFIC RESOURCES, INC. OF NEVADA

By:	/s/ Robert Faber
Name: Robert Faber
Title: President and Chief Executive Officer

AMERICAN SCIENTIFIC RESOURCES, INC. OF DELAWARE

By:	/s/ Robert Faber
Name: Robert Faber
Title: